EXHIBIT 10.1
Form of Executive Grant Award Eligibility Agreement

Executive Grant Award Eligibility Agreement

THIS EXECUTIVE GRANT AWARD ELIGIBILITY AGREEMENT (this “Agreement”), dated as of August 30, 2024, is hereby entered into by and between [NAME] (the “Participant”) and Assured Guaranty Ltd. (the “Company”).
WHEREAS, the Company maintains the Assured Guaranty Ltd. 2024 Long-Term Incentive Plan (as it may be amended from time to time, the “Plan”), pursuant to the predecessor of which the Participant was issued various Awards;
WHEREAS, the Participant wishes to be eligible for consideration for the grant of Full Value Awards (as defined in the Plan) in 2025 and in any future year of the Participant’s employment, including but not limited to Restricted Share Unit Awards (“Future RSU Awards”), Performance-Based Restricted Share Unit Awards (based on Total Shareholder Return)(“Future TSR-PSU Awards”), and Performance-Based Restricted Share Unit Awards (based on Adjusted Book Value)(“Future ABV-PSU Awards”) (collectively, all of the foregoing “Future Awards”);
WHEREAS, the Participant is a senior executive of the Company who is in a policy-making position with the Company and who earns more than $151,164 per annum; and
WHEREAS, as a pre-condition of the Participant being eligible for consideration for the issuance of any Future Awards, the committee administering the Plan (the “Committee”) has required the Participant to execute this Agreement.
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
1.    Capitalized Terms. Capitalized terms in this Agreement shall have the meanings set forth in Section 7 below or in the Plan, as applicable.
2.     Cancellation and Rescission of Future Awards.
(a)    The Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any Future Award, so that such Future Award does not vest or become earned, if the Committee determines that (i) the Participant has engaged in Detrimental Activity, or (ii) if the Participant’s employment terminated due to Retirement, the Participant has engaged in Post-Retirement Activity.
(b)    Immediately prior to the Delivery Date (or, if earlier, a 457A Delivery Date) with respect to any Future Award and prior to the transfer of the applicable Shares to the Participant, the Participant shall certify, to the extent required by (and in a manner acceptable to) the

Committee, that (i) the Participant is not engaging in and has not engaged in Detrimental Activity and (ii) if the Participant’s employment terminated due to Retirement, the Participant is not engaging in and has not engaged in Post-Retirement Activity. In the event the Committee determines that the Participant has engaged in Detrimental Activity or, if the Participant’s employment terminated due to Retirement, the Participant has engaged in Post-Retirement Activity, the right to delivery of Shares with respect to such Covered Units (including the vesting of any Shares) may be rescinded by the Committee within two years of the last day of the Restrictive Covenant Period. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized as a result of the prior delivery of Shares applicable to the rescinded Covered Units, in such manner and on such terms and conditions as may be required by the Company, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company and/or Subsidiary.
3.     Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Without limitation, the Committee shall have full authority and discretion to interpret this Agreement, make factual determinations, and apply this Agreement and the Plan based on its factual determinations. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding on all persons. The Committee shall have the authority to obtain such information from the Participant (including tax return information) as it determines may be necessary to confirm that the Participant is in compliance with the requirements applicable to Detrimental Activity, and if the Participant fails to provide such information, the Committee may, in its discretion, conclude that the Participant is not in compliance with such requirements.
4.     Whistleblower Protections. For avoidance of doubt, nothing in this Agreement shall be construed or applied in a manner that would violate any law. Without limiting the foregoing, nothing herein will prevent a Participant from, or expose a Participant to criminal or civil liability under any federal or state trade secret law for, (i) disclosing a trade secret or any other information (except information protected by the Company’s attorney-client or work product privilege) to law enforcement, an attorney, or any federal, state, or local government agencies, regulators, or officials (including the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the New York State Division of Human Rights, the New York City Commission on Human Rights, or the New York State Attorney General), for the purpose of investigating, reporting, or complaining of a suspected violation of law or otherwise, whether in response to a subpoena or otherwise, without notice to the Company; or (ii) disclosing the Company’s trade secrets in a filing in connection with a legal claim, arbitration, or lawsuit, provided that the filing is made under seal.
5.    Choice of Law. This Agreement shall be construed and enforced in accordance with Delaware law.
6.    Not an Employment Contract. This Agreement will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

7.    Defined Terms. The following words and phrases used in this Agreement shall have the following meanings:
    (a)    A “457A Delivery Date” means the date that Covered Units with respect to a Future Award are no longer treated as subject to a “substantial risk of forfeiture” for purposes of Internal Revenue Code Section 457A.
    (b)    The term “Board” shall mean the Board of Directors of the Company.
(c)    “Covered Units” shall include any Shares or other equity issued to the Participant in any Future Award.
(d)    The Participant’s “Date of Termination” means the date on which the Participant’s employment with the Company and its Subsidiaries terminates for any reason; provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s transfer of employment between the Company and a Subsidiary or between two Subsidiaries; further provided that a Date of Termination shall not be deemed to occur by reason of a Participant’s cessation of service as a Director if, immediately following such cessation of service, the Participant becomes or continues to be employed by the Company or a Subsidiary, nor by reason of a Participant’s termination of employment with the Company or a Subsidiary if, immediately following such termination of employment, the Participant becomes or continues to be a Director; and further provided that a Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer.
    (e)    The “Delivery Date” with respect to any Future Award shall mean the following, in each case except as otherwise provided in the Future Award Agreement with respect to such Future Award: (i) with respect to any Future TSR-PSU Awards, the fourth anniversary of the Grant Date, (ii) with respect to any Future ABV-PSU Awards, the third anniversary of the Grant Date, and (iii) with respect to any Future RSU Awards, the earliest to occur of (x) the third anniversary of the Grant Date, (y) the Participant’s death, and (z) the date on which the Participant becomes Permanently Disabled.
(f)    The term “Detrimental Activity” shall mean, at any time prior to the end of the Restrictive Covenant Period, the Participant engaging in an activity, directly or indirectly, whether as an employee, consultant, partner, principal, agent, distributor, representative, stockholder (except as a less than one percent stockholder of a publicly traded company or a less than five percent stockholder of a privately held company) or otherwise, that is competitive with the financial guaranty insurance business (including, without limitation, providing credit protection or reinsurance) being conducted by the Company or any affiliate during the period covered by the Participant's employment.
    (g)    The term “Director” shall mean a member of the Board, who may or may not be an employee of the Company or a Subsidiary.
(h)    A “Future Award Agreement” means an agreement granting the Participant any Future Award.

(i)    “Grant Date” shall be the date that any Future Award is issued to the Participant.
    (j)    “Permanently Disabled” shall mean that a Participant is “disabled” in accordance with the provisions of Treas. Reg. §1.409A-3(i)(4).
(k)    The term “Post-Retirement Activity” shall mean, at any time prior to the end of the Restrictive Covenant Period, the Participant’s provision of significant commercial or business services to any one or more persons or entities, regardless of whether such entity is owned or controlled by the Participant; provided that the Participant’s devotion of reasonable time to the supervision of the Participant’s personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities shall not be considered Post-Retirement Activity, to the extent that the Committee, in its discretion, determines that such activities are consistent with the Participant’s Retirement. At the request of the Participant, the Committee shall determine whether a proposed activity of the Participant will be considered a Post-Retirement Activity for purposes of this Agreement. Such request shall be accompanied by a description of the proposed activities, and the Participant shall provide such additional information as the Committee may determine is necessary to make the determination. Such a determination shall be made promptly, but in no event more than 30 days after the written request, together with any additional information requested of the Participant, is delivered to the Committee.
(l)    The “Restrictive Covenant Period” shall mean the period beginning on the Grant Date with respect to any Future Award through the twelve (12) month period after the Delivery Date of such Future Award.
(m)    The term “Retirement” means the occurrence of a Participant’s Date of Termination due to the voluntary termination of employment with the consent of the Committee by a Participant who meets the following requirements as of such Date of Termination: (i) the Participant is age 60 or older and (ii) the total of the Participant’s age and years of service equals or exceeds 65, in each case except as otherwise provided in any Future Award Agreement. For purposes of defining “Retirement,” years of service shall be determined in accordance with rules which may be established by the Committee, and may take into account service with the Company, the Subsidiaries and Assured Investment Management LLC. If, on or before the date of the initial public offering of Shares, the Participant was employed by the Company or its Subsidiaries, years of service may also include service with ACE Limited and its subsidiaries occurring prior to such initial public offering. For purposes of this Agreement, the Participant’s Date of Termination shall not be considered to be a Retirement unless, prior to such Date of Termination, the Committee approved treating such Participant’s Date of Termination as a Retirement for purposes of this Agreement. The determination of whether to treat the Participant’s Date of Termination as a Retirement shall be made in the sole discretion of the Committee and such determination shall be final and binding on all persons.
*        *        *        *        *        *

IN WITNESS WHEREOF, the Participant has executed the Agreement, and the Company has caused this Agreement to be executed in its name and on its behalf.

_________________________
Assured Guaranty Ltd.

I hereby agree to all the terms, restrictions and conditions set forth in the Agreement:

_________________________
[Name]
Participant